Exhibit 5.1

June 25, 2026

Forward Air Corporation
3200 Olympus Boulevard
Suite 300
Dallas, TX 75019

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Forward Air Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-8 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof (the “Registration Statement”). Such Registration Statement relates to the registration by the Company of an additional 2,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (“Common Stock”) issuable under the Company’s 2025 Omnibus Incentive Compensation Plan, as amended through June 17, 2026 (the “2025 Omnibus Plan”).

In so acting, we have examined, considered and relied upon copies of the following documents: (1) the Registration Statement, (2) the Company’s Amended and Restated Certificate of Incorporation, (3) the Company’s Bylaws, (4) the 2025 Omnibus Plan and (5) such other documents and instruments that we have deemed necessary for the expression of the opinions contained herein. In our examination of the aforesaid documents, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all copies.

As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from the documents referred to above and the representations and warranties made by representatives of the Company to us. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company in accordance with the 2025 Omnibus Plan, will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the transactions covered hereby, is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein.

Greenberg Traurig, P.A. | Attorneys at Law
 www.gtlaw.com

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware and is as of the date hereof. We assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

/s/ Greenberg Traurig, P.A.
Greenberg Traurig, P.A.

Greenberg Traurig, P.A. | Attorneys at Law
 www.gtlaw.com